Exhibit 5.2

[Letterhead of Venable LLP]

September 13, 2012

Sabra Health Care REIT, Inc.

18500 Von Karman Avenue, Suite 550

Irvine, CA 92612

Re:    Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel to Sabra Health Care REIT, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration by the Company of guaranties (the “Exchange Guaranties”) of up to $100,000,000 aggregate principal amount of 8.125% Senior Notes due 2018 (the “Exchange Notes”) issued by Sabra Health Care Limited Partnership, a Delaware limited partnership, and Sabra Capital Corporation, a Delaware corporation (each an “Issuer” and together, the “Issuers”), covered by the Registration Statement on Form S-4, and all amendments thereto (the “Registration Statement”), as filed by the Issuers, the Company and certain other subsidiary guarantors (the “Subsidiary Guarantors”) on or about the date hereof with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Notes will be issued by the Issuers in exchange for the outstanding $100,000,000 aggregate principal amount of the Issuers’ 8.125% Senior Notes due 2018 that were issued on July 26, 2012 (the “Original Notes”) and the Exchange Guaranties will be issued by the Company in exchange for the guaranties issued by the Company for the Original Notes (the “Original Guaranties”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the Prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Sabra Health Care REIT, Inc.

September 13, 2012

5. The Indenture, dated as of October 27, 2010, as supplemented by the First Supplemental Indenture, dated as of November 4, 2010, the Second Supplemental Indenture, dated as of July 20, 2012, and the Third Supplemental Indenture, dated as of September 12, 2012, among the Issuers, the Company, the Subsidiary Guarantors named therein, and Wells Fargo Bank, National Association (as so supplemented, the “Indenture”);

6. The Notation of Guaranty, included as part of each Exchange Note, dated as of July 26, 2012, made by the Company and the other Subsidiary Guarantors (collectively, the “Notations of Guaranty”);

7. Resolutions of the Board of Directors of the Company (the “Resolutions”) relating to, among other things, the execution and delivery by the Company of the Indenture and the Notations of Guaranty (collectively, the “Note Documents”) and the issuance of the Exchange Guaranties, certified as of the date hereof by an officer of the Company;

8. A certificate executed by an officer of the Company, dated as of the date hereof; and

9. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied

Sabra Health Care REIT, Inc.

September 13, 2012

upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Notes and the Exchange Guaranties, if and when issued, will have substantially identical terms as the Original Notes and the Original Guaranties, as the case may be, and be issued in exchange therefor as contemplated by the Resolutions, the Indenture and the Registration Statement.

The phrase “known to us” is limited to the actual knowledge, without independent inquiry, of the lawyers at our firm who have performed legal services in connection with the issuance of this opinion.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The execution, delivery and performance of its obligations under the Note Documents have been duly authorized by all necessary corporate action of the Company. The Exchange Guaranties have been duly authorized for issuance.

3. The Indenture has been duly executed and, so far as is known to us, delivered by the Company.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that each of the Indenture and the Exchange Guaranties provides that it shall be governed by the laws of the State of New York. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Sabra Health Care REIT, Inc.

September 13, 2012

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP